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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SUPERIOR OIL AND GAS CO.
             (Exact name of registrant as specified in its charter)

                          Commission File No. 000-50173

             Nevada                                             87-0537621
             ------                                             ----------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                     14910 N.W. 36th Street, Yukon, OK 73099
                             Telephone 405-350-0404
                             ----------------------
          (Address and telephone number of Principal Executive Offices)

                 Superior Oil and Gas Co. 2005 Stock Option Plan
                 -----------------------------------------------
                            (Full Title of the Plan)

Name and address of agent for service:       Copy to:
-------------------------------------        -------
Dan Lloyd, CEO                               Thomas J. Kenan, Esq.
Superior Oil and Gas Co.                     Fuller, Tubb, Pomeroy & Stokes
14910 N.W. 36th Street                       201 Robert S. Kerr Ave., Suite 1000
Yukon, OK 73099                              Oklahoma City, OK 73102
Telephone 405-350-0404                       Telephone 405-235-2575
Fax 405-350-1727                             Fax 405-232-8384

                         CALCULATION OF REGISTRATION FEE

--------------------- --------------------- --------------------- --------------------- ------------------
 Title of Each Class                           Proposed Maximum      Proposed Maximum        Amount of
 of Securities to be      Amount to be          Offering Price      Aggregate Offering     Registration
      Registered           Registered             Per Share                Price                Fee
--------------------- --------------------- --------------------- --------------------- ------------------
     Common Stock       10,000,000 shares         $0.385 (1)          $3,850,000 (1)         $412 (2)
--------------------- --------------------- --------------------- --------------------- ------------------
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(1)  This  registration  statement  covers an aggregate of 10,000,000  shares of common stock that are reserved  for issuance  pursuant to the  Registrant's
     2005 Stock Option Plan and may be issued at varying option prices.
(2)  Calculated based upon the $0.385 average of the bid and ask price per share of common stock on August 22, 2006 as reported on the OTC Bulletin Board.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

     Note: The documents containing the information specified in this Part I will be sent or given to employees or consultants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act. This Registration Statement on Form S-8 (the "Registration Statement") of Superior Oil and Gas Co., a Nevada corporation (the "Registrant"), covers 10,000,000 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The documents listed in (a) through (c) below and filed by the Registrant with the Commission are incorporated herein by reference; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     (a) The Registrant's Annual Report on Form 10-KSB for fiscal year ended December 31, 2005;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above;

     (c) The description of the Registrant's Common Stock contained in the Registrant's Form 10-SB filed with the Commission (Commission File No. 000-50173)

Item 4:  Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Thomas J. Kenan is counsel to the Registrant for purposes of opining on the validity of the securities being registered herein and upon other legal matters concerning the registration or offering of the securities. Mr. Kenan is a party to a consulting agreement entered into by the Registrant and himself pursuant to which he can receive options to purchase common stock of the Registrant if they are granted by the Registrant's board of directors or its stock option committee. A copy of the consulting agreement is attached as Exhibit 4.1 to this Form S-8.

Item 6.   Indemnification of Directors and Officers.

     The Company is incorporated in Nevada. Under Nevada law governing Nevada business corporations, a Nevada corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

     With   respect  to  any   criminal   action  or   proceeding,   these  same
indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

     In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

     To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Nevada law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Indemnification and payment of expenses provided by Nevada law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, a Nevada corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

     The following exhibits are furnished:

          Exhibit No.                        Description
          -----------                        -----------

              4            Superior Oil and Gas Co. 2005 Stock Option Plan

              4.1 Consulting agreement entered into on December 6, 2005 by the Registrant and Thomas J. Kenan

              5            Opinion and consent of counsel Thomas J. Kenan

             15            Not applicable

             23 Consent of independent accountants Sutton Robinson Freeman & Co., P.C., Certified Public Accountants

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Item 9.   Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To submit our 2005 Stock Option Plan and any amendment thereto to the Internal Revenue Service in a timely manner and to make all changes required by the I.R.S. in order to qualify the plan.

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Superior Oil and Gas Co. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Superior Oil and Gas Co. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Yukon, State of Oklahoma, on August 23, 2006.

                                     SUPERIOR OIL AND GAS CO.


                                     By /s/ Daniel H. Lloyd
                                       -----------------------------------------
                                       Daniel H. Lloyd, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  August 23, 2006                  /s/ Daniel H. Lloyd
                                       -----------------------------------------
                                       Daniel H. Lloyd, Chief Executive Officer,
                                       Chief Financial Officer and Director


Date:  August 23, 2006                  /s/ Bill Sparks
                                       -----------------------------------------
                                       Bill Sparks, Director


Date:  August 23, 2006                  /s/ W.R. Lott III
                                       -----------------------------------------
                                       W. R. Lott III, Director

                            SUPERIOR OIL AND GAS CO.
                          Commission File No. 000-50173

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  EXHIBIT INDEX


The following exhibits are furnished:

     Exhibit No.                         Description
     -----------                         -----------

         4          Superior Oil and Gas Co. 2005 Stock Option Plan

         4.1 Consulting agreement entered into on December 6, 2005 by the Registrant and Thomas J. Kenan

         5          Opinion and consent of counsel Thomas J. Kenan

        15          Not applicable

        23 Consent of independent auditors Sutton Robinson Freeman & Co., P.C., Certified Public Accountants